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                                                                    Exhibit 15.1

                      MANDATE OF THE BOARD OF DIRECTORS OF

                          WESTERN FOREST PRODUCTS INC.

1.    GENERAL

      The Board of Directors (the "Board") of Western Forest Products Inc. (the "Corporation") is responsible for the overall stewardship of the Corporation and is elected by the shareholders to represent and serve the interests of all shareholders of the Corporation.

      The Board will appoint a competent executive management team to run the day-to-day operations of the Corporation and will oversee and supervise the management of the business of the Corporation by that team. The Board will also review the Corporation's systems of corporate governance and financial reporting and controls with the objective that the Corporation reports accurate and complete financial information to shareholders and engages in ethical and legal corporate conduct.

      The Board will carry out its mandate directly and through the following committees of the Board (and such other committees as it may appoint from time to time): the Audit Committee, the Management Resources and Compensation Committee, the Nominating and Corporate Governance Committee and the Environmental, Health and Safety Committee.

2.    APPOINTMENT, SUPERVISION AND COMPENSATION OF MANAGEMENT

      To carry out its responsibilities, the Board will:

      - Appoint the Chief Executive Officer ("CEO") and confirm the appointment of other senior officers comprising the senior management team ("SMT") and provide them with advice and counsel.

      - Monitor the performance of the CEO and SMT against a set of mutually agreed corporate objectives directed at maximizing shareholder value.

      - To the extent feasible, satisfy itself as to the integrity of the CEO and other senior officers and encourage the CEO and other senior officers to create a culture of integrity throughout the organization.

      -     Approve CEO compensation.

      -     Establish a process to provide for management succession.

      - Establish boundaries between the Board and management responsibilities and establish limits of authority delegated to management.

      -     Review and consider for approval:

            -     corporate strategy and operating plans;

            -     capital and operating budgets; and

            -     matters of policy;
            and any material amendments thereto or departures therefrom proposed by management.

3.    STRATEGIC PLANNING AND RISK MANAGEMENT

      The Board will:

      - Adopt a strategic planning process and review and approve annually a corporate strategic plan which takes into account, among other things, the opportunities and risks of the business on a long-term and short-term basis.

      - Review for consistency with the corporate strategy and approve annually management's operational plans.

      - Monitor management's performance against both short-term and long-term strategic plans and annual performance objectives.

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      -     Confirm that a management system is in place to identify the principal risks to the Corporation and its business and that appropriate procedures are in place to monitor and mitigate those risks.

      - Confirm that processes are in place to comply with the Corporation's by-laws, Codes of Conduct and all other significant policies and procedures.

4.    FINANCIAL REPORTING, REGULATORY COMPLIANCE AND CONTROLS

      The Board will:

      - Approve the Corporation's financial statements and oversee the Corporation's compliance with applicable audit, accounting and financial reporting requirements.

      -     Review and approve annual operating and capital budgets.

      - Review and assess the adequacy and effectiveness of the Corporation's internal control and management information systems.

      - Review operating and financial performance results relative to established strategy, budgets and objectives.

      - Review and assess the adequacy of the Audit Committee Charter periodically.

      - Confirm that management processes are in place to address and comply with applicable regulatory, corporate, securities and other compliance matters.

5.    SHAREHOLDER COMMUNICATION AND DISCLOSURE

      The Board will:

      - Confirm that management has established a system for effective corporate communications including processes for consistent, transparent regular and timely public disclosure.

      - Approve the adoption of a disclosure policy relating to, among other matters, the confidentiality of the Corporation's business information (the "Communications Policy") and monitor compliance with such policy;

      - Report annually to shareholders on the Board's stewardship for the previous year.

      - Determine appropriate criteria against which to evaluate corporate performance against shareholder expectations and confirm that the Corporation has a system in place to receive feedback from shareholders.

      - Review and assess the adequacy of the Communications Policy and Insider Trading Policy periodically.

6.    CORPORATE GOVERNANCE

      The Board will:

      - Establish an appropriate system of corporate governance including practices to permit the Board to function independently of management.

      -     Adopt, from time to time, criteria for selection of Board members.

      - Approve the nomination of directors. Prior to approving such nominations, the Board should first consider what competencies and skills the Board, as a whole, should possess. It should then assess what competencies and skills each existing director possesses. It is unlikely that any one director will have all the competencies and skills required by the Board. Instead, the Board should be considered as a group, with each individual making his or her own contribution. Attention should also be paid to the personality and other qualities of each director as these may ultimately determine the boardroom dynamic. The Board should then consider the competencies and skills each new nominee will bring and whether he or she can devote sufficient time to the Board.

      - Establish committees, initially an Audit Committee, an Environmental, Health and Safety Committee, a Nominating and Corporate Governance Committee and a Management Resources and Compensation Committee and approve their respective charters, the limits of authority delegated to each committee and position descriptions for the Chair of the Committee.

      - The Board should regularly assess its own effectiveness, as well as effectiveness and contribution of each Board Committee and each individual director. An assessment should consider (a)

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            compliance with this Board mandate, (b) the Charter of each Board
            Committee, and (c) the competencies and skills each individual director is expected to bring to the Board.

      - Review on an annual basis the independence of each Board member and whether the composition of the Board needs to be changed due to independence concerns.

      -     Review the adequacy and form of directors' compensation.

      - Arrange for non-management directors to meet regularly, and with the objective of not less frequently than quarterly, without management present.

      - Establish a minimum attendance expectation for Board members in respect of Board and committee meetings, keeping in mind the principle that the Board believes that all directors should attend and participate in all meetings of the Board and each committee on which he or she sits.

7.    CODES OF CONDUCT

      The Board will:

      - Adopt a Code of Business Conduct and Ethics and an Employee Code of Conduct (collectively, the "Codes of Conduct") and monitor compliance with those codes.

      - Approve any waivers and require disclosure of any waivers of the Codes of Conduct in the Corporation's annual report or management information circular.

8.    THE CHAIR OF THE BOARD

      The Chair of the Board reports to the shareholders and provides leadership to the Board in matters relating to the effective execution of all Board responsibilities and works with the CEO and SMT to address the organization's responsibilities to stakeholders including shareholders, employees, customers, governments and the public. The Chair of the Board will be a person other than the CEO.

      The Chair of the Board will:

      - Provide effective leadership so that the Board can function independently of management by requiring that the Board meets regularly without management and that the Board and Board members may engage outside advisors subject to the approval of the Chair or the majority of independent Board members.

      -     Establish procedures to govern the Board's work including:

            -     scheduling meetings of the Board and its committees;

            -     chairing all meetings of the Board;

            - encouraging full participation, stimulating debate and facilitating consensus and clarity regarding decision-making;

            - developing the agenda for Board meetings with input from other Board members and management;

            - requiring that proper and timely information is delivered to the Board;

            - requiring that the Board has appropriate administrative support; and

            - addressing complaints, questions and concerns regarding Board matters.

      - Require that the Board fully exercises its responsibilities and duties and complies with applicable governance and other policies.

      - Meet or communicate regularly with the CEO regarding corporate governance matters, corporate performance and feedback from Board members.

      -     Act as a liaison between the Board and management.

      -     Serve as advisor to the CEO and other officers.

      - Together with the Nominating and Corporate Governance Committee, establish appropriate committee structures, including the assignment of Board members and the appointment of committee chairs.

      - Establish, together with the Nominating and Corporate Governance Committee, an adequate orientation and ongoing training programs for Board members.

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      -     Together with the Board's Nominating and Corporate Governance
            Committee, establish performance criteria for the Board and for individual Board members and coordinate the evaluation of performance and reporting against these criteria.

      - Establish performance criteria for the CEO to facilitate the evaluation of the CEO's performance.

      - Work with the Nominating and Corporate Governance Committee to establish and manage a succession program for the CEO's position.

      - Oversee matters relating to shareholder relations and chair meetings of the shareholders.

      - Work with the CEO to represent the Corporation to external stakeholders including shareholders, the investment community, governments and communities.

      The Chair of the Board's performance will be measured by the Board, with the recommendations of the Nominating and Corporate Governance Committee, against the following key metrics:

      - The effectiveness with which the Board functions, including satisfaction of Board members regarding the functioning of the Board.

      - The extent to which the Corporation carries out its responsibilities to shareholders, employees, customers, governments, and the public.

      - The quality of communications between the Board and management, including satisfaction of members of management and Board members regarding this communication.

9.    THE CHIEF EXECUTIVE OFFICER

      The CEO is accountable to the Board for achieving corporate objectives within specified limitations and in accordance with the CEO's performance objectives determined annually by the Board.

      The CEO will:

      -     Provide vision and leadership for the Corporation.

      - Develop and recommend corporate strategies, and business and financial plans for the approval of the Board.

      - Execute the corporate strategy with a goal of achieving profitable growth and maximizing shareholder value for the Corporation's shareholders.

      - Manage the business operations in accordance with the strategic direction approved by the Board and within operational policies as determined by the Board.

      - Challenge management to set and achieve viable annual and long-term strategic and financial goals.

      - Monitor the performance of management against a set of initially agreed corporate objectives directed at maximizing shareholder value.

      -     Recommend appropriate rewards and incentives for management.

      - Report information from management to the Board in a manner and time so that the Board may effectively monitor and evaluate corporate (operational and financial) performance against stated objectives and within executive limitations.

      - Report to the Board on relevant trends, anticipated media and analyst coverage, material external or internal changes, and any changes in the assumptions upon which any Board decision or approval has previously been made.

      - Advise the Board if, in the CEO's opinion, the Board is not in compliance with its own policies, or legal and/or regulatory requirements.

      - Provide the Board with all information and access that the Board may require in order to make fully-informed decisions.

      - Report in a timely manner any actual or anticipated non-compliance with any Board approved policy or decision.

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      -     Promote compliance with the Employee Code of Conduct, cause an investigation of any reported violations to be undertaken and cause an appropriate response to be taken to any violation of the Employee Code of Conduct.

      Dated as of May 6, 2005